Exhibit 99.1

CAI International, Inc. Reports Record Net Income and Revenue for the Three and Nine Months ended September 30, 2011

SAN FRANCISCO--(BUSINESS WIRE)--October 27, 2011--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the three and nine months ended September 30, 2011.

Highlights for the Third Quarter of 2011

  CAI reported net income attributable to CAI common stockholders for the third quarter of 2011 of $0.70 per fully diluted share, a 40% increase compared to $0.50 per fully diluted share for the third quarter of 2010.
  Container rental revenue for the third quarter of 2011 increased 61% compared to the third quarter of 2010 and 12% compared to the second quarter of 2011.
  During the third quarter of 2011 the company leased out 34,000 TEUs of newly purchased containers.
  Average fleet utilization for the third quarter of 2011 was 98%, the same as the second quarter of 2011.
  During the third quarter, CAI entered into a $100 million asset-backed warehouse notes credit facility which will be used for financing container purchases.
  During the third quarter, the Board of Directors of CAI authorized the repurchase of up to one million shares of the company’s issued and outstanding stock.

Net income attributable to CAI common stockholders was $13.6 million for the third quarter of 2011, compared to $9.2 million for the third quarter of 2010, an increase of 49%. Net income attributable to CAI common stockholders was $37.3 million for the nine months ended September 30, 2011, compared to $17.9 million for the comparable period in 2010, an increase of 109%.

Total revenue for the third quarter of 2011 was $33.0 million, compared to $20.1 million for the third quarter of 2010, an increase of 64%. Container rental revenue for the third quarter of 2011 was $27.6 million, compared to $17.2 million for the third quarter of 2010. The increase in container rental revenue was primarily due to a 33% increase in the average number of TEUs of owned containers on lease and to a 19% increase in the average owned fleet per diem rates compared to the third quarter last year. Management fee revenue for the third quarter of 2011 was $3.1 million, compared to $2.2 million for the third quarter of 2010. Gain on sale of container portfolios was $0.7 million for the third quarter of 2011. There were no container portfolio sales in the third quarter of 2010. Finance lease income for the third quarter of 2011 increased to $1.6 million, from $0.7 million in the third quarter of 2010.

Total revenue for the nine months ended September 30, 2011 was $89.5 million, compared to $52.7 million for the comparable period in 2010, an increase of 70%. Container rental revenue for the nine months ended September 30, 2011 was $74.7 million, compared to $43.5 million for the comparable prior year period. The increase in container rental revenue was primarily due to a 42% increase in the average number of TEUs of owned containers on lease and to a 22% increase in the average owned fleet per diem rates compared to the nine months ended September 30, 2010. Management fee revenue for the nine months ended September 30, 2011 was $9.9 million, compared to $7.0 million for the comparable prior year period. Gain on sale of container portfolios for the nine months ended September 30, 2011 was $2.3 million, compared to $0.6 million for the comparable prior year period. Finance lease income for the nine months ended September 30, 2011 increased to $2.6 million, from $1.6 million for the comparable period in 2010.

Victor Garcia, Chief Executive Officer of CAI, commented, “We are very pleased with our strong revenue and earnings growth this quarter resulting from continued growth in global containerized trade. During the third quarter we leased out approximately 34,000 TEUs of new containers, including 7,400 TEUs of refrigerated units. We are pleased with our investment in equipment of approximately $386 million through the first nine months of this year, a record level of investment for CAI. Most of this investment in new equipment has already been placed on long term leases at per diem rates that are significantly higher than the same period in 2010.”

Mr. Garcia continued, “The latest 2011 IMF forecast for overall world trade growth is 7.5%, driven by intra-Asia trade and trade in other less developed economies. Similarly, Clarkson Research estimated in October that overall world container trade, the key factor in demand for marine containers, would grow at 8.3% in 2011. This level of containerized trade growth has supported both the level of our 2011 new investment and the 98% utilization rate of our existing fleet. In spite of the slowness in the U.S. and Eurozone economies, we do not expect anything other than the normal, moderate seasonal decrease in our utilization rates in the fourth quarter.”

Mr. Garcia added, “We are optimistic about the outlook for container demand in 2012. Clarkson Research’s latest estimate for 2012 world container trade growth is 8.4%. With this expected level of trade growth and the fact that recent economic uncertainty has resulted in both lessors and shipping companies reducing their level of investment in new containers during the past several months, we expect to see not only continued historically strong utilization rates but also strong demand for new containers in 2012.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	September 30,	December 31,
	2011	2010
Assets
Current assets
Cash	$13,149	$14,393
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $829 and $2,182 at September 30, 2011 and December 31, 2010, respectively	23,695	20,874
Accounts receivable (managed fleet)	19,827	19,496
Current portion of direct finance leases	5,425	3,948
Prepaid expenses	7,634	6,645
Deferred tax assets	1,875	1,931
Other current assets	107	1,364
Total current assets	71,712	68,651
Container rental equipment, net of accumulated depreciation of $100,734 and $85,596 at September 30, 2011 and December 31, 2010, respectively	794,798	530,939
Net investment in direct finance leases	29,375	7,886
Furniture, fixtures and equipment, net of accumulated depreciation of $894 and $548 at September 30, 2011 and December 31, 2010, respectively	2,160	2,383
Intangible assets, net of accumulated amortization of $6,337 and $5,982 at September 30, 2011 and December 31, 2010, respectively	2,604	3,593
Total assets	$900,649	$613,452

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,924	$2,411
Accrued expenses and other current liabilities	7,915	5,408
Due to container investors	22,811	23,283
Unearned revenue	6,703	5,724
Current portion of term loans	25,764	24,800
Current portion of capital lease obligations	3,244	4,438
Rental equipment payable	50,773	88,097
Total current liabilities	119,134	154,161
Revolving credit facility	236,100	51,600
Term loans	269,455	169,200
Deferred income tax liability	30,580	30,226
Capital lease obligations	8,436	10,509
Income taxes payable	82	82
Total liabilities	663,787	415,778

Stockholders' equity

Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,295,359 shares at September 30, 2011 and December 31, 2010	2	2
Additional paid-in capital	127,820	127,064
Accumulated other comprehensive loss	(1,969)	(2,510)
Retained earnings	92,341	55,043
Total CAI stockholders' equity	218,194	179,599
Non-controlling interest	18,668	18,075
Total stockholders' equity	236,862	197,674
Total liabilities and stockholders' equity	$900,649	$613,452

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Container rental revenue	$27,593	$17,184	$74,689	$43,502
Management fee revenue	3,065	2,244	9,855	6,961
Gain on sale of container portfolios	682	-	2,345	614
Finance lease income	1,622	691	2,574	1,598
Total revenue	32,962	20,119	89,463	52,675

Operating expenses
Depreciation of container rental equipment	8,539	5,399	22,711	14,077
Amortization of intangible assets	339	339	1,025	1,034
Impairment of container rental equipment	5	12	15	40
Gain on disposition of used container equipment	(3,751)	(1,842)	(10,151)	(5,760)
Storage, handling and other expenses	1,064	987	3,519	4,941
Marketing, general and administrative expenses	5,317	4,976	15,436	15,452
(Gain) loss on foreign exchange	(239)	116	(216)	527
Total operating expenses	11,274	9,987	32,339	30,311

Operating income	21,688	10,132	57,124	22,364

Interest expense	4,300	1,442	10,803	3,262
Interest income	(2)	(1)	(6)	(121)
Net interest expense	4,298	1,441	10,797	3,141

Net income before income taxes and non-controlling interest	17,390	8,691	46,327	19,223
Income tax expense (benefit)	3,585	(519)	8,436	1,288

Net income	13,805	9,210	37,891	17,935
Net income attributable to non-controlling interest	(183)	(49)	(593)	(49)

Net income attributable to CAI common stockholders	$13,622	$9,161	$37,298	$17,886

Net income per share attributable to
CAI common stockholders
Basic	$0.71	$0.51	$1.93	$1.00
Diluted	$0.70	$0.50	$1.89	$0.99

Weighted average shares outstanding
Basic	19,295	17,914	19,295	17,910
Diluted	19,581	18,151	19,727	18,122

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of September 30,
	2011	2010

Managed fleet in TEUs	476,141	509,488
Owned fleet in TEUs	425,438	289,965

Total	901,579	799,453

Conference Call

A conference call to discuss the financial results for the third quarter of 2011 will be held on Thursday, October 27, 2011 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9146; outside of the U.S., call 1-760-536-5204. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q3 2011 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2011, the company operated a worldwide fleet of approximately 900,000 TEUs of containers through 13 offices located in 11 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com